                          AGREEMENT AND PLAN OF MERGER

                            dated as of July 1, 1996

                                  by and among

                                   CRANE CO.,

                             CRANE ACQUISITION CORP.

                                       and

                             INTERPOINT CORPORATION

                                TABLE OF CONTENTS

                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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                                                                                                                  No.
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                                    ARTICLE I

                              THE MERGER AND SPINOFF.............................................................  2
         1.01  The Merger........................................................................................  2
         1.02  Closing ..........................................................................................  2
         1.03  Effective Time....................................................................................  2
         1.04  Articles of Incorporation and Bylaws of the
                       Surviving Corporation.....................................................................  2
         1.05  Directors and Officers of the Surviving
                       Corporation...............................................................................  3
         1.06  Effects of the Merger.............................................................................  3
         1.07  Further Assurances................................................................................  3
         1.08  The Spinoff.......................................................................................  3

                                   ARTICLE II

                              CONVERSION OF SHARES...............................................................  3
         2.01  Conversion of Capital Stock.......................................................................  3
         2.02  Exchange of Certificates..........................................................................  5

                                   ARTICLE III

                              REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................  8
         3.01  Organization and Qualification....................................................................  8
         3.02  Capital Stock.....................................................................................  9
         3.03  Authority Relative to this Agreement.............................................................. 10
         3.04  Non-Contravention; Approvals and Consents......................................................... 11
         3.05  SEC Reports and Financial Statements.............................................................. 12
         3.06  Absence of Certain Changes or Events.............................................................. 13
         3.07  Absence of Undisclosed Liabilities................................................................ 13
         3.08  Legal Proceedings................................................................................. 14
         3.09  Information Supplied.............................................................................. 14
         3.10  Compliance with Laws and Orders................................................................... 15
         3.11  Compliance with Agreements; Certain Agreements.................................................... 15
         3.12  Taxes   .......................................................................................... 16
         3.13  Employee Benefit Plans; ERISA..................................................................... 18
         3.14  Labor Matters..................................................................................... 22
         3.15  Environmental Matters............................................................................. 22
         3.16  Intellectual Property Rights...................................................................... 24
         3.17  Vote Required..................................................................................... 25
         3.18  Insurance......................................................................................... 25
         3.19  Ownership of Parent Common Stock.................................................................. 26
         3.20  Article XII of the Company's Articles of
                       Incorporation and State Takeover Laws..................................................... 26
         3.21  No Affiliated Transactions........................................................................ 26

                                      - i -
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
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                                                                                                                  No.
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         3.22  Spinoff Sub....................................................................................... 26
         3.23  Real Property..................................................................................... 26
         3.24  Contracts......................................................................................... 27

                                   ARTICLE IV

                              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB................................... 29
         4.01  Organization and Qualification.................................................................... 29
         4.02  Capital Stock..................................................................................... 29
         4.03  Authority Relative to this Agreement.............................................................. 30
         4.04  Non-Contravention; Approvals and Consents......................................................... 30
         4.05  SEC Reports and Financial Statements.............................................................. 32
         4.06  Information Supplied.............................................................................. 32
         4.07  Ownership of Company Common Stock................................................................. 33

                                    ARTICLE V

                              COVENANTS.......................................................................... 33
         5.01  Covenants of the Company and Parent............................................................... 33
         5.02  No Solicitations.................................................................................. 36
         5.03  Conduct of Business of Sub........................................................................ 37
         5.04  Third Party Standstill Agreements................................................................. 38
         5.05  Purchases of Common Stock of the Other Party...................................................... 38
         5.06  Spinoff .......................................................................................... 38
         5.07  Spinoff Sub Transactions.......................................................................... 38

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS.............................................................. 38
         6.01  Access to Information; Confidentiality............................................................ 38
         6.02  Preparation of Registration Statement, Proxy
                       Statement and Form 10..................................................................... 39
         6.03  Approval of Stockholders.......................................................................... 40
         6.04  Company Affiliates................................................................................ 40
         6.05  Stock Exchange Listing............................................................................ 41
         6.06  Outstanding Indebtedness.......................................................................... 41
         6.07  Regulatory and Other Approvals.................................................................... 41
         6.08  Employee Benefit Plans............................................................................ 41
         6.09  Company Option Plans.............................................................................. 42
         6.10  Directors' and Officers' Indemnification and
                       Insurance................................................................................. 42
         6.11  Expenses.......................................................................................... 44
         6.12  Brokers or Finders................................................................................ 44
         6.13  Takeover Statutes................................................................................. 44
         6.14  Conveyance Taxes.................................................................................. 44
         6.15  Certain Tax Matters............................................................................... 44

                                   ARTICLE VII

                                     - ii -
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                              CONDITIONS......................................................................... 45
         7.01  Conditions to Each Party's Obligation to Effect
                       the Merger................................................................................ 45
         7.02  Conditions to Obligation of Parent and Sub to
                       Effect the Merger......................................................................... 46
         7.03  Conditions to Obligation of the Company to Effect
                       the Merger................................................................................ 47

                                  ARTICLE VIII

                              TERMINATION, AMENDMENT AND WAIVER.................................................. 48
         8.01  Termination....................................................................................... 48
         8.02  Effect of Termination............................................................................. 50
         8.03  Amendment......................................................................................... 50
         8.04  Waiver  .......................................................................................... 51

                                   ARTICLE IX

                              GENERAL PROVISIONS................................................................. 51
         9.01  Non-Survival of Representations, Warranties,
                       Covenants and Agreements.................................................................. 51
         9.02  Notices .......................................................................................... 51
         9.03  Entire Agreement; Incorporation of Exhibits....................................................... 52
         9.04  Public Announcements.............................................................................. 52
         9.05  No Third Party Beneficiary........................................................................ 53
         9.06  No Assignment; Binding Effect..................................................................... 53
         9.07  Headings.......................................................................................... 53
         9.08  Invalid Provisions................................................................................ 53
         9.09  Governing Law..................................................................................... 53
         9.10  Enforcement of Agreement.......................................................................... 54
         9.11  Certain Definitions............................................................................... 54
         9.12  Counterparts...................................................................................... 55

                                    EXHIBITS

EXHIBIT A    Form of Affiliate Agreement
EXHIBIT B    Form of Articles of Merger

                            GLOSSARY OF DEFINED TERMS

         The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                 --       Section 9.11(a)
"Affiliate Agreement"                       --       Section 6.04
"Aggregate Share Distribution Amount"       --       Section 2.01(b)
"Agreement"                                 --       Preamble
"Alternative Proposal"                      --       Section 5.02
"Antitrust Division"                        --       Section 6.07
"Articles of Merger"                        --       Section 1.03
"Average Price"                             --       Section 2.01(b)
"beneficially"                              --       Section 9.11(b)
"Benefit Plan"                              --       Section 3.13
"business day"                              --       Section 9.11(c)
"CERCLA"                                    --       Section 3.15(b)
"Certificates"                              --       Section 2.02(b)
"Closing"                                   --       Section 1.02
"Closing Date"                              --       Section 1.02
"COBRA"                                     --       Section 3.13(d)
"Code"                                      --       Recitals
"Company"                                   --       Preamble
"Company Affiliates"                        --       Section 6.04
"Company Common Stock"                      --       Section 2.01(b)
"Company Disclosure Letter"                 --       Section 3.01
"Company Financial Statements"              --       Section 3.05
"Company Option Plan"                       --       Section 2.01(d)
"Company Permits"                           --       Section 3.10
"Company SEC Reports"                       --       Section 3.05
"Company Stockholders' Approval"            --       Section 6.03
"Company Stockholders' Meeting"             --       Section 6.03
"Confidentiality Agreement"                 --       Section 6.01(b)
"Constituent Corporations"                  --       Section 1.01
"Contracts"                                 --       Section 3.04(a)
"control," "controlling," "controlled
   by" and "under common control with"      --       Section 9.11(a)
"Conversion Number"                         --       Section 2.01(b)
"Conveyance Taxes"                          --       Section 6.14
"Defined Benefit Plan"                      --       Section 3.13
"Dissenting Share"                          --       Section 2.01(c)(i)
"Effective Time"                            --       Section 1.03
"Environmental Law"                         --       Section 3.15(f)(i)
"Environmental Permits"                     --       Section 3.15(h)
"ERISA"                                     --       Section 3.13(n)(ii)
"ERISA Affiliate"                           --       Section 3.13
"Exchange Act"                              --       Section 3.04(b)
"Exchange Agent"                            --       Section 2.02(a)
"Exchange Fund"                             --       Section 2.02(a)
"Form 10"                                   --       Section 3.04(b)(v)
"FTC"                                       --       Section 6.07
"GAAP"                                      --       Section 3.13
"Governmental or Regulatory Authority"      --       Section 3.04(a)
"group"                                     --       Section 9.11(f)

"Hazardous Material"                        --       Section 3.15(h)(ii)
"HSR Act"                                   --       Section 3.04(b)
"Indemnified Liabilities"                   --       Section 6.10(a)
"Indemnified Parties"                       --       Section 6.10(a)
"Indemnifying Party"                        --       Section 6.10(a)
"Intellectual Property"                     --       Section 3.16
"knowledge"                                 --       Section 9.11(d)
"laws"                                      --       Section 3.04(a)
"Lien"                                      --       Section 3.02(b)
"material", "material adverse
   effect" and "materially adverse"         --       Section 9.11(e)
"Merger"                                    --       Recitals
"NYSE"                                      --       Section 2.01(c)
"Options"                                   --       Section 3.02
"orders"                                    --       Section 3.04(a)
"Parent"                                    --       Preamble
"Parent Common Stock"                       --       Section 2.01(c)
"Parent Disclosure Letter"                  --       Section 4.02
"Parent Financial Statements"               --       Section 4.05
"Parent Preferred Stock"                    --       Section 4.02(a)
"Parent Rights"                             --       Section 4.02(a)
"Parent Rights Agreement"                   --       Section 4.02(a)
"Parent SEC Reports"                        --       Section 4.05
"Parent Series A Preferred Stock"           --       Section 4.02(a)
"person"                                    --       Section 9.11(f)
"Plan"                                      --       Section 3.13(b)(ii)
"Proxy Statement"                           --       Section 3.09
"Qualified Plan"                            --       Section 3.13
"Registration Statement"                    --       Section 4.06
"Representatives"                           --       Section 9.11(g)
"SEC"                                       --       Section 3.04(b)
"Secretary of State"                        --       Section 1.03
"Securities Act"                            --       Section 3.04(b)
"Segregated Account"                        --       Section 6.06
"Significant Subsidiaries"                  --       Section 9.11(h)
"Spinoff"                                   --       Recitals
"Spinoff Agreements"                        --       Recitals
"Spinoff Memorandum"                        --       Recitals
"Spinoff Sub"                               --       Recitals
"Sub"                                       --       Preamble
"Sub Common Stock"                          --       Section 2.01(a)
"Subject Defined Benefit Plan"              --       Section 3.13
"Subsidiary"                                --       Section 9.11(i)
"Surviving Corporation"                     --       Section 1.01
"Surviving Corporation Common Stock"        --       Section 2.01
"Taiwan Sub"                                --       Section 3.04(b)
"Taxes"                                     --       Section 3.12.1
"Tax Return"                                --       Section 3.12.1
"Trading Day"                               --       Section 2.01(b)(i)
"WBCA"                                      --       Section 1.01

                  This AGREEMENT AND PLAN OF MERGER dated as of July 1, 1996 ("this Agreement") is made and entered into by and among CRANE CO., a Delaware corporation ("Parent"), CRANE ACQUISITION CORP., a Washington corporation wholly owned by Parent ("Sub"), and INTERPOINT CORPORATION, a Washington corporation (the "Company").

                  WHEREAS, Parent and the Company have determined to engage in a business combination with respect to the microelectronics business of the Company, and Sub has been formed to participate in such business combination;

                  WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, the Company and Sub have approved the merger of Sub with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the "Merger") immediately following the pro rata distribution (the "Spinoff") by the Company to its stockholders of all of the stock of Advanced Digital Information Corporation ("Spinoff Sub"), all pursuant to the terms and conditions set forth in this Agreement and agreements or arrangements to be entered into between the Company and Spinoff Sub (the "Spinoff Agreements"), the essential terms of which have been described in a memorandum heretofore distributed by the Company to Parent (the "Spinoff Memorandum") providing for the deconsolidation of the Company and Spinoff Sub, including, without limitation, the restructuring of outstanding stock options which currently relate only to the shares of the Company;

                  WHEREAS, the Board of Directors of Parent has determined that the Merger is in furtherance of and consistent with its business strategies and is in the best interests of Parent's stockholders, and the Board of Directors of the Company has determined that the Merger and the Spinoff are in the best interests of the Company's stockholders;

                  WHEREAS, for federal income tax purposes, it is intended that
(a) the Spinoff be a transaction that qualifies under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and (b) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code;

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                             THE MERGER AND SPINOFF

                  1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with the Washington Business Corporation Act, Title 23B of the Revised Code of Washington (the "WBCA"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

                  1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Perkins Coie, 1201 Third Avenue, Seattle, Washington 98101, at 10:00 a.m., local time, as soon as practicable, but no later than the fifth (5th) business day, following satisfaction of the condition set forth in Section 7.01(a), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

                  1.03 Effective Time. At the Closing, the articles of merger substantially in the form of Exhibit B hereto (the "Articles of Merger") shall be executed by the Company in its capacity as the Surviving Corporation, and such Articles of Merger, to which a plan of merger shall be attached, shall be delivered to the Secretary of State of the State of Washington (the "Secretary of State") for filing as provided in RCW 23B.11.050 of the WBCA on the Closing Date. The Merger shall become effective at the date and time stated in the Articles of Merger (the "Effective Time").

                  1.04 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation of Sub, as amended by the Articles of Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                  1.05 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                  1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the WBCA.

                  1.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                  1.08 The Spinoff. The Spinoff shall occur prior to the Effective Time in accordance with the terms of this Agreement and the Spinoff Agreements.

                                   ARTICLE II

                              CONVERSION OF SHARES

                  2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, without par value, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

                  (b) Exchange Ratio for Company Common Stock. (i) Each issued and outstanding share of common stock, without par value, of the Company ("Company Common Stock") (other than Dissenting Shares (as defined in Section 2.01(c))) shall be converted into the right to receive the number (the "Conversion Number") of fully paid and nonassessable shares of voting common stock, par value $1.00 per share, of Parent ("Parent Common Stock") represented by a fraction determined by dividing the Aggregate Share Distribution Amount (as defined below) by the product of (x) the Average Price (as hereinafter defined) and (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. The Aggregate Share Distribution Amount shall be $59 million, less (i) the aggregate principal amount of interest-bearing indebtedness of the Company and the Subsidiaries outstanding immediately prior to the Effective Time, plus accrued and unpaid interest thereon, as reduced by the principal amount of the Apex Microtechnology Corp. note, and (ii) the net amount of intercompany advances made by the Company to Spinoff Sub subsequent to April 30, 1996 from any source other than the indebtedness referred to in clause
(i) hereof and outstanding immediately prior to the Effective Time, excluding only amounts advanced to satisfy a management service charge of $10,000 per month which the Company has prior to April 30, 1996 customarily provided for through intercompany advances but including the fair market value of property other than cash, excluding (A) all of the Company's interest in Spinoff Sub Europe and Visual Technologies, Limited and (B) any additional property (other than cash) to be transferred by the Company to Spinoff Sub pursuant to the Spinoff Agreements and approved by Parent. The "Average Price" shall be equal to the arithmetic average of the Sales Price (as hereinafter defined) for the ten
(10) consecutive Trading Days (as hereinafter defined) ending on (and including) the Trading Day immediately preceding the Closing Date. The term "Sales Price" shall mean, on any Trading Day, the closing sales price of Parent Common Stock reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape on such day. The term "Trading Day" shall mean any day on which securities are traded on the NYSE.

                  (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(b) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (determined in accordance with Section 2.02(e)), upon the surrender of such certificate in accordance with Section 2.02, without interest.

                  (c) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock which is held by a holder who has properly preserved and perfected such holder's right to dissent in accordance with the applicable provisions of the WBCA and has not effectively withdrawn or lost such right to dissent (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 2.01(b), but the holder thereof shall be entitled only to such rights to payment as are granted by the applicable provisions of the WBCA solely from the Surviving Corporation and not from Parent; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw such person's dissent, or lose the right to dissent, in either case pursuant to the WBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of Parent Common Stock pursuant to Section 2.01(b).

                  (ii) The Company shall give Parent (x) prompt notice of any written notice of dissent, withdrawals of dissent and any other instruments served pursuant to the applicable provisions of the WBCA relating to the dissent process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to such dissent under the WBCA. The Company will not voluntarily make any payment with respect to any dissent and will not, except with the prior written consent of Parent, settle or offer to settle any related demand for the payment of fair value for the Dissenting Share.

                  (d) Stock Options. On or before the Closing Date, the Company shall have terminated all stock option plans or other plans or arrangements for the issuance of capital stock of the Company (the "Company Option Plans") and as of the Closing Date there shall be no options or other rights to acquire capital stock of the Company. The Company hereby agrees to use its best efforts to cause stock options or other rights to acquire capital stock of the Company issued and outstanding to be validly satisfied in full and terminated in exchange for cash payments. In no event shall Parent provide any funds hereunder for the extinguishment of options.

                  (e) Parent Rights. Each share of Parent Common Stock issued to holders of Company Common Stock in the Merger shall be issued together with one associated Parent Right (as defined in Section 4.02(a)) in accordance with the Parent Rights Agreement (as defined in Section 4.02(a)). References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Rights.

                  2.02  Exchange of Certificates.

                  (a) Exchange Agent. Promptly following the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent"), certificates representing the number of duly authorized whole shares of Parent Common Stock issuable in connection with the Merger plus an amount of cash equal to the aggregate amount payable in lieu of fractional shares in accordance with Section 2.02(e), to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such shares of Parent

Common Stock and funds (such shares of Parent Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to
Section 2.01(b) into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with Section 2.02(e), which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Parent Common Stock, plus the cash amount payable in lieu of fractional shares in accordance with
Section 2.02(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of shares of Parent Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article II. Notwithstanding the foregoing, Certificates representing Company Common Stock surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Section 6.04 shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 6.04) as provided in
Section 6.04.

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional share determined by multiplying (A) the arithmetic average of the Sales Price of a whole share of Company Common Stock for the ten (10) consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Closing Date by (B) the fractional share interest to which such holder would otherwise be entitled. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this
Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11) on the Company and its Subsidiaries taken as a whole. Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in Spinoff Sub, the Subsidiaries of the Company and as disclosed in

Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has previously delivered to Parent correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and each of its Subsidiaries. The Company has made available to Parent prior to the execution of this Agreement the minute books and other similar records of the Company which contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company since January 1, 1991.

                  3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of the close of business on June 26, 1996 and after giving effect to the two-for-one stock split effective June 28, 1996, 7,931,598 shares of Company Common Stock were issued and outstanding and 857,080 shares were reserved for issuance pursuant to Company Option Plans. Since June 26, 1996, except as set forth in Section 3.02 of the Company Disclosure Letter, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock reserved for issuance. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien").

Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

                  (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

                  3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and the Spinoff Agreements and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby including, without limitation, the Spinoff. The execution, delivery and performance of this Agreement and the Spinoff Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been or in the case of the Spinoff Agreements, will be duly and validly approved by the Board of Directors of the Company; the Board of Directors of the Company has resolved to recommend adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been, and the Spinoff Agreements when entered into will be, duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval, each constitutes or will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.04 Non-Contravention; Approvals and Consents. Except as disclosed in Section 3.04 of the Company Disclosure Letter, (a) The execution and delivery of this Agreement and the Spinoff Agreements by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries, including Spinoff Sub, under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, including Spinoff Sub, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries, including Spinoff Sub, or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries, including Spinoff Sub, is a party or by which the Company or any of its Subsidiaries, including Spinoff Sub, or any of their respective assets or properties is bound, excluding from the foregoing clauses
(x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) and the Registration Statement (as defined in Section 4.06) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the WBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for the filing of the Registration Statement on Form 10 (the "Form 10") with the SEC pursuant to the Exchange Act in connection with the Spinoff and the declaration of the effectiveness of the Form 10 by the SEC, and
(v) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries, including Spinoff Sub, is a party or by which the Company or any of its Subsidiaries, including Spinoff Sub, or any of their respective assets or properties is bound for the execution and delivery of this Agreement and the Spinoff Agreements by the Company, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement and the Spinoff Agreements. Section 3.04 of the Company Disclosure Letter sets forth (a) the procedure required to effect the transfer of the nominee shares issued by Interpoint Taiwan Corporation ("Taiwan Sub") and
(b) any consents, approvals or actions of, filings with or notice to any Governmental or Regulatory Authority or other public or private third party necessary or required with respect to Taiwan Sub in connection with the transactions contemplated by this Agreement.

                  (c) The Company and each of its Subsidiaries are in compliance with all laws and orders governing the importing or exporting of goods and services into or out of the United States, and all good manufacturing practice standards established by the EPA, OSHA, FDA or any other Governmental or Regulatory Authority. Without limitation as to the foregoing, neither the Company nor any of its Subsidiaries, including Spinoff Sub, nor any of their respective agents or representatives, have taken or omitted to take any action, which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. Section 78dd.

                  3.05 SEC Reports and Financial Statements. The Company delivered or made available to Parent prior to the execution of this Agreement, a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof, supplements thereto and documents incorporated therein by reference) filed by the Company or any of its Subsidiaries with the SEC since October 31, 1993 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section
3.05 of the Company Disclosure Letter, each Subsidiary, including Spinoff Sub, of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since April 30, 1996 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries, including Spinoff Sub, have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries, including Spinoff Sub, has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

                  3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended April 30, 1996 included in the Company Financial Statements or as disclosed in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, including Spinoff Sub, had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations
(i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

                  3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of the Company threatened against, relating to or affecting, the Company or any of its Subsidiaries, including Spinoff Sub, or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries, including Spinoff Sub, is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  3.09 Information Supplied. The proxy statement relating to the Company Stockholders' Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), the Form 10 and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger, the Spinoff and the other transactions contemplated hereby will (in the case of the Proxy Statement, Form 10 and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders and at the time of the Company Stockholders' Meeting, in the case of the Form 10, at the time it becomes effective under the Exchange Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

                  3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  3.11 Compliance with Agreements; Certain Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries, including Spinoff Sub, nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, including Spinoff Sub, or (ii) any Contract to which the Company or any of its Subsidiaries, including Spinoff Sub, is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  3.12 Taxes.

                  3.12.1 DEFINITIONS

                  (a) Taxes. "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any taxes.

                  (b) Tax Return. "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a governmental entity by the Company with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

                  (c) Company. For purposes of this section Company means the Company and each Subsidiary, including Spinoff Sub, of the Company.

                  3.12.2 REPRESENTATIONS

                  3.12.2.1 Tax Return Filings. Except as set forth in Section
3.12.2.1 of the Company Disclosure Letter, the Company has filed all Tax Returns (or the Tax Returns have been filed on behalf of the Company) required to be filed by applicable law prior to the Closing Date. All Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct in all material respects and filed on a timely basis. The Company (i) has paid all Taxes that are due for the periods covered by the Tax Returns or
(ii) has duly and fully provided reserves adequate to pay all Taxes in accordance with GAAP.

                  3.12.2.2 Tax Reserves. Except as set forth in Section 3.12.2.2 of the Company Disclosure Letter, the Company has maintained on its books and records reserves adequate to pay all Taxes not yet due and payable.

                  3.12.2.3 Tax Liens. Except as set forth in Section 3.12.2.3 of the Company Disclosure Letter, there are no Tax liens upon the assets of the Company except liens for Taxes not yet due.

                  3.12.2.4 Withholding Taxes. Except as set forth in Section
3.12.2.4 of the Company Disclosure Letter, the Company has complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all required amounts.

                  3.12.2.5 Extensions of Time for Filing Returns. Except as set forth in Section 3.12.2.5 of the Company Disclosure Letter, the Company has not requested (and no request has been made on its behalf) any extension of time within which to file any Tax Return.

                  3.12.2.6 Waivers of Statute of Limitations. Except as set forth in Section 3.12.2.6 of the Company Disclosure Letter, the Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on its behalf).

                  3.12.2.7 Expiration of Statute of Limitations. Except as set forth in Section 3.12.2.7 of the Company Disclosure Letter, (i) Tax Returns have been examined by the appropriate taxing authorities for the 1992-1993 taxable year; and (ii) no deficiency for any Taxes has been suggested, proposed, asserted or assessed against the Company that has not been resolved and paid in full.

                  3.12.2.8 Audit, Administrative and Court Proceedings. Except as set forth in Section 3.12.2.8 of the Company Disclosure Letter, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company.

                  3.12.2.9 Tax Rulings. Except as set forth in Section 3.12.2.9 of the Company Disclosure Letter, the Company has not received any written ruling of a taxing authority relating to Taxes, or any other written and legally binding agreement with a taxing authority relating to Taxes.

                  3.12.2.10 Availability of Tax Returns and Associated Work Papers. Company has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to Parent complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of the Company for all taxable years ending on or prior to the Closing Date.

                  3.12.2.11 Tax Sharing Agreements. Except for complete and accurate copies of tax sharing agreements provided to Parent, no agreements relating to allocating or sharing of Taxes exist among Company and any Subsidiaries. The Company shall not amend any tax sharing agreements, or other arrangements to which the Company is a party prior to the Closing.

                  3.12.2.12 Code Section 341(f). Except as set forth in Section
3.12.2.12 of the Company Disclosure Letter, the Company has not filed (and will not file prior to the Closing Date) a consent pursuant to Code Section 341(f) or agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset.

                  3.12.2.13 Code Section 481 Adjustments. Except as set forth in
Section 3.12.2.13 of the Company Disclosure Letter, the Company is not required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not proposed an adjustment or change in accounting method.

                  3.12.2.14 Code Section 280G. Except as set forth in Section
3.12.2.14 of the Company Disclosure Letter, the Company is not a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G.

                  3.12.2.15 Code Sections 6661 and 6662. All transactions that could give rise to an understatement of federal income tax (within the meaning of Code Section 6661 for Tax Returns filed on or before December 31, 1989, and within the meaning of Code Section 6662 for tax returns filed after December 31, 1989) by the Company have been adequately disclosed on the Company's Tax Returns in accordance with Code Section 6661(b)(2)(B) for Tax Returns filed on or prior to December 31, 1989, and in accordance with Code
Section 6662(d)(2)(B) for Tax Returns filed after December 31, 1989.

                  3.13 Employee Benefit Plans; ERISA.

                  (a) Section 3.13(a) of the Company Disclosure Letter (i) contains a true and complete list and description of each Benefit Plan, (ii) identifies each Benefit Plan that is a Qualified Plan, (iii) identifies each Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Defined Benefit Plan and (iv) lists, describes and identifies each other Plan maintained, established, sponsored or contributed to by an ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Defined Benefit Plan. Neither the Company, Spinoff Sub nor any Subsidiary of the Company has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted.

                  (b) Neither the Company, Spinoff Sub nor any Subsidiary of the Company maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefits mandated by applicable law, including, but not limited to, continuation coverage required to be provided under Section 4980B of the Code or Sections 601 through 609 of ERISA.

                  (c) Neither the Company, Spinoff Sub, any Subsidiary of the Company nor any ERISA Affiliate has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA.

                  (d) Except as set forth in Section 3.13(d) of the Company Disclosure Letter, each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither the Company, Spinoff Sub nor any Subsidiary of the Company has received any claim or notice that any such Benefit Plan is not in material compliance with, all applicable laws and orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Qualified Plan is qualified under Section 401(a) of the Code, and, if applicable, complies with the requirements of Section 401(k) of the Code.

                  (e) Neither the Company, Spinoff Sub nor any Subsidiary of the Company is in default in performing any of its contractual obligations under any Benefit Plan or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Company, Spinoff Sub or any Subsidiary of the Company to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements in accordance with GAAP. There are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

                  (f) No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company, the Surviving Corporation, Spinoff Sub or any Subsidiary of the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to a material liability under Section 409 of ERISA, Section 502(i) of ERISA or Section 4975 of the Code.

                  (g) No transaction contemplated by this Agreement will result in material liability to the PBGC under Section 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to any Benefit Plan by the Company, the Surviving Corporation, Spinoff Sub or any Subsidiary of the Company or ERISA Affiliate, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to any such corporation or organization. No "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Subject Defined Benefit Plan. No termination re-establishment or spin-off re-establishment transaction has occurred with respect to any material Subject Defined Benefit Plan. No Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Qualified Plan.

                  (h) Except as set forth in Section 3.13(h) of the Company Disclosure Letter, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

                  (i) Except as set forth in Section 3.13(i) of the Company Disclosure Letter, to the knowledge of the Company, other than routine claims for benefits, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any person covered thereby, or otherwise, which allege violations of law which could reasonably be expected to result in material liability on the part of the Company, any Subsidiary of the Company or any fiduciary (with respect to whom the Company or any Subsidiary of the Company has an indemnification obligation) of any such Benefit Plan, nor is there any reasonable basis for such a claim, nor are there any ongoing IRS, DOL or other agency audits or investigations of any Benefit Plans.

                  (j) Except as set forth in Section 3.13(j) of the Company Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

                  (k) The fair market value of the assets of each Subject Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not materially less than the present value of the accumulated benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Subject Defined Benefit Plan at said date and, to the knowledge of the Company, there have been no material changes in such values since said date.

                  (l) Complete and correct copies of the following documents have been furnished to Parent prior to the execution of this Agreement:

                  (i) the Company Savings & Investment Plan 401K, and any related agreements thereto;

                  (ii) current summary Plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of all other Benefit Plans;

                  (iii) the most recent Form 5500 series filings and schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

                  (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Qualified Plan;

                  (v) the most recent accountings with respect to any Benefit Plan funded through a trust; and

                  (vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted.

                  (m) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Benefit Plan" means any Plan, existing at the Closing Date, maintained by the Company or any Subsidiary of the Company, or by Spinoff Sub, to which the Company or any Subsidiary of the Company or Spinoff Sub contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary of the Company or Spinoff Sub or any beneficiary thereof is covered, is eligible for coverage or has benefit rights due to such individual's status as an employee, former employee or director of the Company or any Subsidiary of the Company or Spinoff Sub.

                  (ii) "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA (other than a money purchase pension plan), Section 412 of the Code (other than a money purchase pension plan) or Title IV of ERISA (other than a money purchase pension plan).

                  (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  (iv) "ERISA Affiliate" means any person who is in the same controlled group of corporations or who is under common control with the Company or, before the Closing, the Company or any Subsidiary, including Spinoff Sub, of the Company (within the meaning of Section 414(b) or (c) of the Code).

                  (v) "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                  (vi) "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                  (vii) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  (viii) "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401(a) of the Code.

                  (ix) "Subject Defined Benefit Plan" means each Defined Benefit Plan listed and described in Section 3.13(a) of the Company Disclosure Letter.

                  3.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of its employees or their representatives and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since January 1, 1993, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

                  3.15 Environmental Matters. (a) Each of the Company and its Subsidiaries, including Spinoff Sub, has obtained all licenses, permits, authorizations, registrations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"). Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries, including Spinoff Sub, is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law.

                  (b) No site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries, including Spinoff Sub, is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up.

                  (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries, including Spinoff Sub, and no action of any Governmental or Regulatory Authority has been taken or is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries, including Spinoff Sub, would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

                  (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries, including Spinoff Sub, in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries, including Spinoff Sub, which have not been delivered to Parent prior to the execution of this Agreement.

                  (e) There has been no release or disposal of Hazardous Materials at, on, under, from, to or in connection with (i) the Company or any of its Subsidiaries, including Spinoff Sub, or (ii) any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries, including Spinoff Sub, or (iii) any off-site location, such as a landfill.

                  (f) There is no Environmental Claim pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, including Spinoff Sub.

                  (g) There is no asbestos, PCBs or underground storage tank at any site or facility currently owned or leased by the Company or any of its Subsidiaries, including Spinoff Sub.

                  (h) As used herein:

                  (i) "Environmental Law" means any law or order of any Governmental or Regulatory Authority, or any interpretation thereof, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

                  (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

                  (iii) "Environmental Claim" means any written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (A) the presence, or release into the environment, of any Hazardous Materials or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  3.16 Intellectual Property Rights. Section 3.16 of the Company Disclosure Letter provides a true and correct list of all patents and patent rights, trademarks and trademark rights, copyrights and copyright rights and all pending applications for and registrations of any of the foregoing owned or used by the Company or a Subsidiary of the Company. The Company and each Subsidiary of the Company has all right, title and interest in, or a valid, binding and enforceable license to use all of the Intellectual Property owned or used by the Company or such Subsidiary of the Company in its business or operations. The Company and each Subsidiary of the Company has the right to use all Intellectual Property necessary to conduct its business as currently conducted and as proposed to be conducted. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use or contract regarding such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing or has received notice that it is infringing any Intellectual Property of any third party, and no claim is pending or, to the knowledge of the Company, has been made to such effect that has not been resolved. Except as disclosed in Section
3.16 of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries has the exclusive right to use its Intellectual Property, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of its Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by the Company or a Subsidiary of the Company to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any contract, or any interest therein, held by the Company or any Subsidiary of the Company in respect of its Intellectual Property, and (iv) the Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets and other proprietary information or materials not patentable or otherwise protected as a trade secret. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

                  3.17 Vote Required. (a) The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  (b) The Company has obtained an undertaking from each of Walter P. Kistler, John W. Stanton and Peter H. van Oppen that they will vote all of their shares of Company Common Stock owned on the record date of the Merger in favor of the Merger.

                  3.18 Insurance. Section 3.18 of the Company Disclosure Letter sets forth an accurate and complete list and description of coverage of all policies of or binders for casualty, liability, property, worker's compensation and other forms of insurance owned or held by the Company and its Subsidiaries and all pending or, to the knowledge of the Company, threatened, claims thereunder. Except as set forth in Section 3.18 of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and continuously since at least April 30, 1993, has been, insured with reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as the Company and its Subsidiaries. Except as set in Section 3.18 of the Company Disclosure Letter, since April 30, 1993, there have been no claims by the Company or its Subsidiaries under any insurance policy.

                  3.19 Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries or other affiliates beneficially owns any shares of Parent Common Stock.

                  3.20 Article XII of the Company's Articles of Incorporation and State Takeover Laws. The Company has taken all necessary actions so that this Agreement, the Merger or the other transactions contemplated hereby or thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state as well as Article XII of the Company's Articles of Incorporation.

                  3.21 No Affiliated Transactions. After giving effect to the Spinoff and the Merger, neither the Company nor any of its Subsidiaries will have any agreement or arrangement with Spinoff Sub or any of its Subsidiaries other than this Agreement and the Spinoff Agreements.

                  3.22 Spinoff Sub. Spinoff Sub designs, assembles and markets automated data libraries for computer networks and work stations. Spinoff Sub will not be in any way engaged in the micro-electronics business carried on by the Company. Section 3.22 of the Company Disclosure Letter contains a pro forma balance sheet of Spinoff Sub as of April 30, 1996.

                  3.23 Real Property. (a) Section 3.23(a) of the Company Disclosure Letter contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary of the Company, (ii) each parcel or real property leased by the Company or any Subsidiary of the Company (as lessor or lessee) and (iii) all Liens relating to or affecting any parcel of real property referred to in clause (i).

                  (b) Except as disclosed in Section 3.23(b) of the Company Disclosure Letter, the Company or a Subsidiary of the Company has good and marketable fee simple title to each parcel of real property owned by it, free and clear of all Liens. Except for the real property leased to others referred to in clause (ii) of paragraph (a) above, the Company or a Subsidiary of the Company is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. The Company and the Subsidiaries have adequate rights of ingress and egress with respect to the real property listed in Section 3.23(b) of the Company Disclosure Letter and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

                  (c) The Company or a Subsidiary of the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in clause (ii) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary of the Company and of each other person that is a party hereto, and except as set forth in Section 3.23(c) of the Company Disclosure Letter, there is no, and neither the Company nor any Subsidiary of the Company has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary of the Company owes any brokerage commissions with respect to any such leased space.

                  (d) Except as disclosed in Section 3.23(d) of the Company Disclosure Letter, no tenant or other party in possession of any of the real properties owned by the Company and the Subsidiaries, has any right to purchase, or holds any right of first refusal to purchase, such properties.

                  (e) Except as disclosed in Section 3.23(e) of the Company Disclosure Letter, the improvements on the real property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Company, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

                  3.24 Contracts. (a) Section 3.24 of the Company Disclosure Letter (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered or made available to Parent prior to the execution of this Agreement), to which the Company or any Subsidiary of the Company is a party or by which any of their respective assets and properties is bound:

                  (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each person party to such a Contract and the expiration date of each such Contract;

                  (ii) all Contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of the Company or any Subsidiary of the Company to engage in any business activity or compete with any person or prohibiting or materially limiting the ability of any person to compete with the Company or any Subsidiary of the Company;

                  (iii) all partnership, joint venture, shareholders' or other similar Contracts with any person;

                  (iv) all Contracts relating to indebtedness of the Company or any Subsidiary of the Company in excess of

         $25,000;

                  (v) all Contracts with distributors, dealers, manufacturer's representatives, customers, sales agencies or franchisees which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of the Company of more than $25,000 annually;

                  (vi) all Contracts relating to (A) the future disposition or acquisition of any assets and properties individually or in the aggregate material to the business or condition of the Company, and
          (B) any merger or other business combination;

                  (vii) all Contracts between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than the Company or any Subsidiary) of the Company, on the other hand, and providing for annual payments by or to the Company or any Subsidiary of the Company exceeding $25,000;

                  (viii) all collective bargaining or similar labor Contracts;

                  (ix) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of the Company or any Subsidiary of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or
          (B) require the Company or any Subsidiary of the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

                  (x) all other Contracts (other than Benefit Plans, leases listed in and insurance policies listed in Section 3.18 of the Company Disclosure Letter that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of the Company of more than $25,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any substantial cost or penalty to the Company or any Subsidiary of the Company.

                  (b) Each Contract required to be disclosed in Section 3.24(a) of the Company Disclosure Letter is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary of the Company and, to the knowledge of the Company, of each other party thereto; and except as disclosed in Section 3.24(b) of the Company Disclosure Letter neither the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Company.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  4.01 Organization and Qualification. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

                  4.02 Capital Stock. The authorized capital stock of Parent consists solely of 80,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of June 25, 1996, 30,364,464 shares of Parent Common Stock were issued and outstanding and 17,920,462 shares were held in the treasury of Parent. Since such date, except as set forth in Section 4.02 of the letter dated the date hereof and delivered by Parent to the

Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), there has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance since such date. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding and 250,000 shares are designated Series A Junior Participating Preferred Stock ("Parent Series A Preferred Stock") and are reserved for issuance in accordance with the Preferred Share Purchase Rights Agreement dated as of July 27, 1988, as amended, by and between Parent and Morgan Shareholder Services Trust Company, as Rights Agent (the "Parent Rights Agreement"), pursuant to which Parent has issued rights (the "Parent Rights") to purchase shares of Parent Series A Preferred Stock. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except (i) for Options issued pursuant to Parent's option arrangements disclosed in Parent's SEC Reports, (ii) pursuant to this Agreement and the Parent Rights Agreement and (iii) as set forth in Section 4.02 of the Parent Disclosure Letter, there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto.

                  4.03 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and

Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent, or (ii) subject to the taking of the actions described in paragraph
(b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its assets or properties, or (y) any Contracts to which Parent is a party or by which Parent or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Proxy Statement, Registration Statement and Form 10 with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement and Form 10 by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the WBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent is a party or by which Parent or any of its assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.05 SEC Reports and Financial Statements. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent with the SEC since December 31, 1993 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole)) the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Parent Disclosure Letter, each Significant Subsidiary of Parent is treated as a consolidated subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

                  4.06 Information Supplied. The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to stockholders and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent with the SEC.

                  4.07 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns any shares of Company Common Stock.

                                    ARTICLE V

                                    COVENANTS

                  5.01 Covenants of the Company and Parent. At all times from and after the date hereof until the Effective Time, the Company and, solely where indicated below, Parent, each covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other parties hereto shall otherwise previously consent in writing):

                  (a) Ordinary Course. The Company and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Company and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

                  (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and
(ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

                  (A) amend or propose to amend its articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                  (C) issue, deliver, sell or exchange, or authorize or propose the issuance, delivery, sale or exchange of, any shares of its capital stock or any Options with respect thereto, other than (v) the issuance or exchange of capital stock necessary for the extinguishment of Options and the termination of Company Option Plans solely as provided in Section 2.01(d), provided that the Company may only issue shares of Company Common Stock after using its best efforts to cash-out options as provided in Section 2.01(d), or (w) the issuance by a wholly owned Subsidiary of its capital stock to its parent corporation;

                  (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice;

                  (E) other than dispositions in the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                  (F) except to the extent required by applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                  (G) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice; provided, however, that the Company may incur indebtedness to fund the cash needs of Spinoff Sub and to fund the retirement of the outstanding options;

                  (H) enter into, adopt, amend (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between such party or one of its Subsidiaries and one or more of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries;

                  (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of $25,000, not to exceed $75,000 in the aggregate;

                  (K) make any change in the lines of business in which it participates or is engaged; or

                  (L) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

                  (c) Advice of Changes. Each of Parent, the Company and Sub shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or Parent, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

                  (d) Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                  (e) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

                  5.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall cause their respective Representatives (as defined in Section 9.11) not to, directly or indirectly, initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a recapitalization, merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company or its Subsidiaries, (ii) 5% or more of the outstanding shares of Company Common Stock or (iii) 5% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage or participate in any negotiations concerning, or provide any information or data to, or have any discussions with, or otherwise cooperate with any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that, (A) the Board of Directors of the Company, based upon the written opinion of outside legal counsel (a copy of which shall be provided promptly to Parent), determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) such Alternative Proposal is not conditioned on the receipt of financing, the Board of Directors has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Acquisition Proposal is more favorable to the Company's stockholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, and (D) the Company keeps Parent informed of the status and all material information with respect to any such discussions or negotiations. Nothing in this Section 5.02 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII), (y) permit the Company to enter into any agreement (other than a confidentiality agreement under the circumstances described above), including without limitation an agreement in principle, or make any public announcement with respect to an Alternative Proposal for so long as this Agreement remains in effect, or (z) affect any other obligation of the Company under this Agreement. It is hereby agreed that, notwithstanding anything herein to the contrary, the Company shall not enter into any agreement (including an agreement in principle) with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above) or make any public announcement with respect thereto unless and until this Agreement is validly terminated pursuant to Article VIII and the Company pays Parent the termination fee provided for in Section 8.02(b).

                  5.03 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

                  5.04 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                  5.05 Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time, neither Parent nor any of its Subsidiaries or other affiliates will purchase any shares of stock in the Company, Spinoff Sub or any of the Company's Subsidiaries and neither the Company nor any of its Subsidiaries or other affiliates will purchase any shares of Parent Common Stock.

                  5.06 Spinoff. The Company shall take all actions as may be necessary to effect the Spinoff as contemplated herein.

                  5.07 Spinoff Sub Transactions. The Company shall not, nor permit any of its Subsidiaries to, transfer, or cause to be transferred, any assets to Spinoff Sub or assume any liabilities, contingent or otherwise, of Spinoff Sub, other than as expressly permitted by this Agreement, the Spinoff Agreements and provided for in the pro forma balance sheet of Spinoff Sub contained in Section 3.23 of the Company Disclosure Letter.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  6.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of the Company's Contracts or Company Employee Benefit Plans, and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes Confidential Information (as such term is defined in the Confidentiality Agreement dated as of June 25, 1996 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

                  6.02 Preparation of Registration Statement, Proxy Statement and Form 10. The Company and Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement, Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement, in which the Proxy Statement will be included as the prospectus and the Company shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Form 10. Parent and the Company shall use their best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. The Company shall use its best efforts to have the Form 10 declared effective by the SEC as promptly as practicable after such filing. Parent shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement or Form 10, Parent or the Company, as the case may be, shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Registration Statement, Form 10 and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the

Registration Statement, Form 10 or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its Representatives with respect to the Registration Statement, Form 10 or the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Form 10 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Parent shall give the Company and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement and Form 10 to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger and the transactions contemplated hereby, and (y) the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time.

                  6.03 Approval of Stockholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised in writing by outside counsel (a copy of which will be provided promptly to Parent), the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption.

                  6.04 Company Affiliates. At least thirty (30) days prior to the Closing Date the Company shall deliver a letter to Parent identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use its best efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit A hereto (an "Affiliate Agreement"). Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Agreements.

            6.05 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

            6.06 Outstanding Indebtedness. The Company shall establish a separate segregated account (the "Segregated Account") into which the Company shall deposit borrowings under its line of credit with Seafirst Bank for the purpose of funding (i) the satisfaction of the outstanding options to purchase Company Common Stock as contemplated herein, and (ii) payments in respect of Dissenting Shares. Repayments of those borrowings shall be made by the Company exclusively from funds generated by its operations. Parent and its affiliates (other than the Company) will not pay, guarantee or secure the Segregated Account indebtedness. Parent hereby agrees it will cause all borrowings of the Company under its line of credit with Seafirst Bank (other than borrowings for the Segregated Account) to be repaid as soon as practicable following the Closing Date.

            6.07 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

            6.08 Employee Benefit Plans. The Company shall institute, and the Surviving Corporation shall continue for at least two years following the Closing Date, a severance policy for the benefit of key employees of the Company, who shall be chosen by the Chief Executive Officer of the Company and agreed to by Parent, pursuant to which such key employees who continue in the employ of the Surviving Corporation shall become eligible for enhanced severance benefits in the event of their subsequent termination of employment.

            6.09 Company Option Plans. The Company shall take all actions as may be necessary so that the Company Option Plans shall be terminated, and outstanding options and other rights to acquire capital stock of the Company are satisfied in full, prior to the Effective Time, pursuant to Section 2.01(d).

            6.10 Directors' and Officers' Indemnification and Insurance. (a) The Company, and from and after the Effective Time the Surviving Corporation (each, an "Indemnifying Party"), shall, for a period of not less than the applicable statute of limitations (and thereafter, for so long as any claims, actions or proceedings commenced prior to such time are pending), indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses, liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, including the execution and performance of the voting undertaking contemplated by Section 3.17(b), in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors, officers or employees, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will, except for a claim arising or based upon the gross negligence or willful misconduct of the Indemnified Party, pay expenses in advance of the final disposition of any such claim, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure irreparably prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

            (b) The Surviving Corporation shall, until the second (2nd) anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that if, such insurance is not available or in the business judgment of the then Board of Directors of the Surviving Corporation, either (a) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or
(b) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance, then and in that event, the Surviving Corporation shall not be required to maintain such insurance, but Parent shall and hereby agrees to the full extent permitted by law to hold harmless and indemnify the indemnified parties or provide coverage for such indemnified parties under Parent's directors and officers liability insurance maintained at such time to the fullest extent of the coverage which would otherwise have been provided herein.

            (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers a substantial portion of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent shall assume the obligations set forth in paragraph (a) of this Section 6.10.

            6.11 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

            6.12 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Roger D. Williams & Company, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

            6.13 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby and thereby.

            6.14 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, affidavits or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (collectively, "Conveyance Taxes") that are required or permitted to be filed on or before the Effective Time. The Company shall pay all Conveyance Taxes arising out of or in connection with the transactions contemplated by this Agreement.

            6.15 Certain Tax Matters. (a) Parent and the Company shall not take or fail to take any action if the taking or failure to take such action would cause Parent, the Company or their respective stockholders (except to the extent that any stockholder of the Company may receive cash in lieu of fractional shares or is the owner of Dissenting Shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or the Spinoff.

            (b) In no event will Parent permit the Company to liquidate or merge into Parent or into any Subsidiaries of Parent at any time within one year after Closing. The Company shall secure any indebtedness used to purchase the Company's options as contemplated herein only with assets held by it immediately prior to the Closing.

            (c) Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Company shares acquired in the Merger, except for transfers of stock to corporations controlled by Parent.

                                   ARTICLE VII

                                   CONDITIONS

            7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the stockholders of the Company under the WBCA and the Company's Articles of Incorporation.

            (b) Registration Statement; Form 10; State Securities Laws. The Registration Statement and the Form 10 shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, and no stop order suspending each such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Parent shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement.

            (c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (d) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger, the Spinoff or the other transactions contemplated by this Agreement.

            (e) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the Spinoff and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

            7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

            (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct, in all material respects (except with respect to the representation and warranty by the Company set forth in Section 3.22, which shall be true and correct in all respects), as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board and Chief Executive Officer, to such effect.

            (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board and Chief Executive Officer, to such effect.

            (c) The Spinoff. The Spinoff shall have been completed on or prior to the Closing Date to the satisfaction of Parent, and the Spinoff Agreements shall have been entered into on or prior to the Closing Date to the reasonable satisfaction of Parent.

            (d) Tax Opinion. Parent and Sub shall have received the opinion, based on appropriate representations of the Company,

Parent, Spinoff Sub, Sub and certain significant shareholders of the Company, of Milbank, Tweed, Hadley & McCloy, special counsel to Parent, dated the Closing Date, to the effect that (i) the Spinoff qualifies as a tax-free distribution described in Code Section 355 and (ii) the Merger qualifies as a reorganization described in Code Section 368(a).

            (e) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of shares of Company Common Stock outstanding on the Closing Date.

            (f) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

            (g) Outstanding Indebtedness. Immediately prior to the Effective Time, the outstanding indebtedness of the Company shall be at least $15 million.

            7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

            (a) Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement shall be true and correct, in all material respects, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board and Chief Executive Officer, and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by its Chairman of the Board and Chief Executive Officer, and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

            (c) Parent Rights Agreement. On or prior to the Closing Date, the Parent Rights shall not have become exercisable or transferable apart from the associated shares of Parent Common Stock.

            (d) Tax Opinion. The Company shall have received the opinion, based on appropriate representations of the Company, Parent, Sub, Spinoff Sub, and certain significant shareholders of the Company, of Perkins Coie, special counsel to the Company, dated the Closing Date, to the effect that (i) the Spinoff qualifies as a tax-free distribution described in Code Section 355 and
(ii) the Merger qualifies as a reorganization described in Code Section 368(a).

            (e) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

            (a) By mutual written agreement of the Board of Directors' of the parties hereto;

            (b) By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

            (i) at any time after December 31, 1996 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

            (ii) if the Company Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor;

            (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

            (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order, judgment or decree (other than a temporary restraining order) making illegal or otherwise restraining, preventing or prohibiting the Merger or the Spinoff and such order, judgement or decree shall have become final and nonappealable and such terminating party shall have used all reasonable effects to remove such order, judgement or decree;

            (c) By Parent, by written notice to the Company:

            (i) if the Board of Directors of the Company or any committee thereof, (A) at any time after the Company or any of its Subsidiaries has become aware of any event which would require that notice be given to Parent pursuant to Section 5.02, shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (B) shall approve or recommend any Alternative Proposal (including approving of, expressing no opinion or remaining neutral as to a third party tender offer for shares of the Company Common Stock when expressing the position of the Company to any such tender offer in complying with Rule 14e-2 promulgated under the 1934 Act), or (C) shall resolve to take any of the actions specified in clauses (A) or (B);

            (ii) if the Company or any of its Subsidiaries announces, or enters into a definitive agreement or a letter of intent for, an Alternative Proposal or the Board of Directors of the Company or any committee thereof shall resolve to take such action;

            (iii) if any person or group (within the meaning of Section 13(d)(3) of the 1934 Act) other than Parent shall acquire a number of shares of capital stock of the Company entitled to cast at least 35% of the total number of votes entitled to be cast in an election of directors of the Company, or the directors of the Company currently in office shall cease to represent a majority of the directors of the Company; or

            (iv) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger.

            (d) By the Company, by written notice to Parent, if the Board of Directors of the Company or any committee thereof determines to, subject to the last sentence of Section 5.02, enter into a definitive agreement or an agreement in principle for an Alternative Proposal.

            8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.11, 6.12 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

            (b) In the event that (A) Parent terminates this Agreement pursuant to Section 8.01(c)(i), (ii) or (iii), (B) the Company terminates this Agreement pursuant to Section 8.01(d) or (C) either party terminates this Agreement pursuant to Section 8.01(b)(ii) and any of the events described in Section 8.01(c)(i)(B) or Section 8.01(c)(ii) shall have occurred within six months after such termination, the Company shall pay to Parent $3,000,000 plus an amount equal to all out-of-pocket expenses and fees, not to exceed $1,000,000 in the aggregate, (including, without limitation, fees and expenses payable to all legal, accounting and other professional advisory firms) incurred by Parent in connection with or related to this Agreement and the transactions contemplated hereby, by wire transfer of same day funds, not later than five days after notice of termination pursuant to Section 8.01 was provided. The Company agrees that if it fails to pay timely the termination payment due pursuant to this Section, the amount not timely paid shall bear interest at the rate of 10% per annum accruing from the date such payment was due and continuing until the termination payment is paid in full. In the event that it is necessary for Parent to institute proceedings to seek collection of the termination payment and it is entitled to receive any of the amounts sought in the collection proceeding, in addition to paying such amount the Company shall reimburse Parent for the attorneys' fees and other costs and expenses incurred by Parent in connection with such collection.

            8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

            8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.08, 6.10, 6.11, 6.12, 6.14, 6.15, 8.02 and this Article IX and the agreements of the "affiliates" of the Company delivered pursuant to Section 6.04, which shall survive the Effective Time.

            9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

            If to Parent or Sub, to:

            Crane Co.
            100 First Stamford Place
            Stamford, CT  06902
            Facsimile No.:  203-363-7274
            Attn:  Chairman and Chief Executive Officer

            with a copy to:

            Milbank, Tweed, Hadley & McCloy
            1 Chase Manhattan Plaza
            New York, NY  10005
            Facsimile No.:  212-530-5219
            Attn:  Larry Lederman, Esq.

            If to the Company, to:

            Interpoint Corporation
            10301 Willows Road
            P.O. Box 97005
            Redmond, WA  98073-9705
            Facsimile No. 206-869-7402
            Attn:  Peter van Oppen

            with a copy to:

            Perkins Coie
            1201 Third Avenue, 40th Floor
            Seattle, Wa  98101
            Facsimile No.:  206-583-8500
            Attn:  Linda A. Schoemaker, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

            (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

            9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

            9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

            9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

            9.09 Governing Law. Except to the extent that the WBCA is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

            9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            9.11 Certain Definitions. As used in this Agreement:

            (a) except as provided in Section 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

            (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

            (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close;

            (d) the term "knowledge" or any similar formulation of "knowledge" shall mean the knowledge of any executive officer of the Company or Parent, as the case may be.

            (e) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, financial condition or results of operations of such entity (or of such group of entities taken as a whole), provided that with respect to the Company, such determination shall be made as if the Spinoff had occurred and Spinoff Sub and the Company were deconsolidated at such time;

            (f) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups

(which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

            (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

            (h) the term "Significant Subsidiaries" means, with respect to any party, the Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act; and

            (i) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party; provided that with respect to the Company, unless otherwise expressly indicated herein, Spinoff Sub shall not be deemed a Subsidiary of the Company solely for purposes of Article III of this Agreement.

            9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                               CRANE CO.

/s/ Augustus I. duPont                By: /s/ David S. Smith
- ------------------------                 ------------------------------
      Secretary                          Name:  David S. Smith
                                         Title: Vice President


Attest:                               CRANE ACQUISITION CORP.

/s/ Augustus I. duPont                By: /s/ David S. Smith
- ------------------------                 ------------------------------
      Secretary                          Name:  David S. Smith
                                         Title: Vice President

Attest:                               INTERPOINT CORPORATION

/s/ Leslie S. Rock                    By: /s/ Peter van Oppen
- ------------------------                 ------------------------------
      Secretary                          Name: Peter van Oppen
                                         Title:

                                                                       EXHIBIT A

                         [Form of Affiliate's Agreement]


                                                      [Date]

Crane Co.
100 First Stamford Place
Stamford, CT  06902

Ladies and Gentlemen:

            I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Interpoint Corporation, a Washington corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

            Pursuant to the terms of the Agreement and Plan of Merger dated as of July 1, 1996 (the "Merger Agreement"), among Crane Co., a Delaware corporation ("Parent"), Crane Acquisition Corp., a Washington corporation ("Sub"), and the Company providing for the merger of Sub with and into the Company (the "Merger"), and as a result of the Merger, I may receive shares of Parent's common stock, par value $1.00 per share (the "Parent Securities"), in exchange for the shares of common stock, without par value, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

            I represent and warrant to Parent that in such event:

            A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

            B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

            C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of Parent Securities has not been registered under the Act, the Parent Securities must be held by me indefinitely unless (i) a distribution of Parent Securities by me has been registered under the Act, (ii) a sale of Parent Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Parent Securities by me.

            D. I understand and agree that Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

            E. I also understand and agree that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities, or any substitutions therefor, a legend stating in substance:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ____________, ____, BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT (THE "CORPORATION"), A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE CORPORATION."

            F. I also understand and agree that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER SUCH ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT."

            It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent to the effect that such legend is not required for purposes of the Act.

                                       Very truly yours,

                                       ____________________________________
                                       Name:


Accepted this ____ day of
__________, ____, by:

CRANE CO.

By____________________________
  Name:
  Title: